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                                      Agreement

This Agreement is entered into by and between MULTIMEDIA DISK DUPLICATORS, A CALIFORNIA LIMITED PARTNERSHIP and STAR MEDIA PARTNERS, L. P., A CALIFORNIA LIMITED PARTNERSHIP (hereinafter collectively referred to as the "Partnerships") on the one hand and APPLIED DATA COMMUNICATIONS, A DELAWARE CORPORATION (hereinafter "ADC") and WALTER J. KANE, an individual (hereinafter "Kane") on the other this 16th day of December, 1995.

RECITALS

1. On August 20, 1995 the Partnerships filed actions against ADC and Kane in Orange County Superior Court for possession of personal property, breach of contract, enforcement of continuing guaranty, and for damages. (MULTIMEDIA DISK DUPLICATORS V. ADC AND KANE, OCSC No. 752044 and STAR MEDIA PARTNERS L.P. V. ADC AND KANE OCSC No. 742046).

2. On November 13, 1995 ADC and Kane executed Stipulations to Judgment in those matters which Stipulation included the requirement that ADC re-commence monthly payments to the Partnerships in the amounts set forth therein beginning on October 6, 1995 and running to February, 1997.

3. ADC made the October 6, 1995 payments more than two weeks after the due date for such payment and has not made any payments for November or December, 1995.

4. On December 13, 1995 the Partnerships submitted to Judge Frederick Horn (in matter number 752046) and Judge Robert J. Polis (in matter number 752044) for signature Judgments on Stipulation for Entry of Judgment. The judgments were in the amount of $733,325.03 (case number 742046) and $655,122.46 (case number 752044) for a total of $1,388,447.49. Both judges indicated that said Judgments would be signed forthwith and mailed to the Partnerships after filing with the clerk of the court.

5. ADC and Kane desire that the Partnerships not execute on said judgments and the Partnerships have agreed that, subject to the provisions set forth herein and any contingencies described or implied hereunder, they will not execute on said judgment.


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BASED ON THESE AND OTHER CONSIDERATIONS, THE RECEIPT OF WHICH IS HEREBY
ACKNOWLEDGED BY THE PARTIES, SAID PARTIES HAVE AGREED AS FOLLOWS:

    1. ISSUANCE OF SHARES. The Partnerships shall up to 1.7 million shares of the already issued and authorized shares of common stock in ADC. The Partnerships, in their sole and absolute discretion, will advise ADC and Kane promptly of the precise number of shares to be given to them. The figures set forth in this section are based upon representations made to the Partnerships by ADC and Kane that there are approximately 6.5 million shares of common stock of ADC currently issued and outstanding. ADC and Kane, and any and all officers, employers, and agents of ADC and Kane will immediately undertake all steps necessary for the shares described in this section to be issued to the Partnerships.

    2. DIVISION OF SHARES. Of the shares issued to the Partnerships under the provisions of paragraph 1, 52.8 percent will be issued to Star Media Partners, L.P., a California limited partnership and 47.2 percent will be issued to MultiMedia Disk Duplicators, a California limited partnership.

    3. PROXY FROM KANE. In order to implement the intent of the parties that the Partnerships assume voting control of the outstanding shares of ADC stock, immediately upon execution of this Agreement Kane will deliver to the Partnerships his proxy for the voting rights to all shares he owns or controls in ADC to the extent that, at all times subsequent to the execution of this Agreement, the Partnerships will own outright or have the proxies for at least 50.1% of the voting shares of ADC. Kane agrees to execute any and all documents, agreements, and forms reasonably necessary to implement this provision.

    3a. CEDING BACK OF PROXY BY PARTNERSHIPS. Should the Partnerships receive compensation from ADC and Kane, either in moneys or in the publicly traded share price of unrestricted common stock in ADC which they may at that time own equal to the judgments referred herein plus any accrued interest thereon, then the Proxy described in paragraph 3 shall by revoked and the voting


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      rights of shares owned or controlled by Kane shall be returned to him.

      4. CORPORATE RECORDS. Immediately upon execution of this Agreement, Kane and ADC will provide to the Partnerships, or any designee of the Partnerships, all corporate records of ADC including, but not limited to, articles of incorporation, By-Laws, records and lists of shareholders, minutes of meetings, and the like. In addition, immediately upon execution of this Agreement, ADC and Kane will provide to the Partnerships or any designee a list of all creditors of ADC and Kane and the nature and amount of any such indebtedness.

      5. MANAGEMENT CONTROL. Immediately upon execution of this Agreement the Partnerships, or a designee thereof, shall assume control of the management of ADC. It is also acknowledged that between the execution of this Agreement and January 1, 1996 there will be an interim period during which time the procedures and personnel to implement this change of management control may not yet be in place. During any such interim period, however, the Partnerships, or their designee, must approve all material decisions of management including, but not limited to, the following:

                a.   Contracts with customers in excess of $25,000.00
                b.   Contract with vendors in excess of $10,000.00
                c.   Employment or consultancy contracts
                d.   All payments on accounts payable in excess of $2,500.00
                e.   All adjustments to accounts receivable
                f. Receipt of any and all moneys from customers, factorers, or any other source
                g.   Negotiations with creditors of any kind

      During this interim period, ADC and Kane shall, on a daily basis, report to the Partnerships or their designee on all material aspects of the operations of the company, including, but not limited to, the following:

                a.   All collections from any source
                b.   All deposits to any accounts
                c.   All expenses paid and an accounting of said expenses

      6. IMPLEMENTATION OF CONTROL PROVISIONS OF THIS AGREEMENT. In furtherance of the specific intent of the parties that


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      the Partnerships, or their designee[s] shall take control of the management and control the majority of the votes on the Board of Directors immediately upon the execution of this Agreement, the parties agree that, prior to January 1, 1996, they will execute a definitive agreement encompassing the following:

                a. Appointment of that number of directors to ADC's Board of
                   Directors which gives the Partnerships a majority of the votes on said Board;

                b. Creation of a management team (in a form as yet
                   undetermined) in which the Partnerships designee or designees shall approve, authorize, and review all matters normally approved, authorized, or reviewed by ADC's management

      7. PAYDOWNS OF JUDGMENT. At any time between the execution of this Agreement and February 28, 1997 ADC and Kane may elect to pay to the Partnerships all or part of the $1,388,447.49 principal plus interest owed to the Partnerships by reason of the aforementioned judgments. Upon any such payments to the Partnerships, the Partnerships will return to ADC a pro-rata number of shares issued to them pursuant to the provisions of paragraph one. The exact number of shares to be so returned per dollar paid will be determined when the number of shares issued to the Partnerships is known but will be based on a formula so that, if ADC and Kane repay all the principal and interest of the judgment, the Partnerships will still own a total of 425,000 shares of ADC. Except as described herein, and unless the Partnerships terminate the Stay of execution of the Judgment for the reasons described in paragraph 8 or for any other reason provided by law, ADC and Kane will not be required to make any further lease payments to the Partnerships.

      8. ADDITIONAL FINANCING. After this Agreement is executed and those provisions which must be implemented immediately thereafter are, in fact, implemented, MultiMedia Finance Corporation "MFC"), the general partner of MultiMedia Disk Duplicators, will, subject to conducting the necessary amount of due diligence it deems appropriate, undertake its best efforts to raise a minimum of $150,000 for the on-going operations of ADC. Thereafter, and again subject to all elements of this Agreement and those other agreements necessarily flowing herefrom being implemented, and


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   again subject to due diligence on its part, MFC will undertake its best efforts to raise additional funds, through a Reg D or similar offering, to assist ADC in securing a new CD ROM press for its on going business. The parties recognize that, in order to proceed with these funding proposals, several additional Agreements must be further negotiated and executed and that an opinion of counsel for the Partnerships and for MFC in connection with such additional financing operations must first be obtained. PROVIDED, HOWEVER that nothing in this section shall be construed as requiring MFC or anyone else related to any entity which may be a party or signatory to this Agreement, to actually engage in such financing activities nor create any cause or claim by ADC, Kane, or any other party against MFC or anyone else by reason of any failure to participate in, or raise the moneys, described herein. In addition, it is agreed that MFC must agree to any alternative sources of funding ADC and Kane may arrange and, further, that MFC shall not unreasonably withhold its consent for any such funding.

   9. PAYMENTS OUT OF INITIAL FUNDING. ADC and Kane agree and acknowledge that, from the initial moneys raised under the terms of section 6, if any, the new management of ADC created by this Agreement shall be permitted, at its sole discretion, to repay loans made to it by third parties for the purpose of permitting ADC to make prior payments on the leases between itself and the Partnerships.

   10. AGREEMENT TO STAY EXECUTION ON JUDGMENTS; BASES FOR TERMINATING STAY. This Agreement contains terms that must be implemented immediately and those which require the preparation of additional documentation, the conduct of further due diligence, or the negotiation of additional terms. The parties agree to (i) use their best efforts to carry out the intent of this Agreement to (ii) expeditiously and in good faith execute any required documents and negotiate any additional matters, and (iii) to refrain from any activities which might interfere with the intent of this Agreement. PROVIDED, HOWEVER, that should ADC and Kane materially breach the provisions of this Agreement or any Agreement flowing herefrom, or should the Partnerships determine, at any time, that ADC and Kane (i) are not acting in good faith (ii) are delaying implementation of any provision hereof, (iii) have misrepresented any material fact to the Partnerships or any of their officers, partners, employees, counsel, agents or assigns or (iv) are preventing the Partnerships from exercising their best efforts or due


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   diligence, or if for any other reason it appears to the Partnerships that the intent of this Agreement cannot be implemented, the Partnerships may, without further notice and in their sole and absolute discretion, execute fully on the Judgments described previously herein.

   11. BOARD MEETING. A special Board of Directors meeting shall be called by Kane immediately upon execution of this Agreement and shall be held within the shortest time permissible under the By-Laws of ADC at which meeting the terms and conditions of this Agreement shall be approved and the provisions set forth herein be implemented.

   12. SUBSEQUENT AGREEMENTS. This Agreement contemplates that subsequent agreements between the parties will be executed forthwith. Except as to the extent as specifically provided for herein, or to the extent specifically set forth in any subsequent agreement, the provisions of this Agreement shall remain in full force and effect and the parties hereto are obligated to fully perform those acts and obligations set forth herein.

   13  MISCELLANEOUS

       13.1 This Agreement is executed in the State of California and shall be interpreted under the procedural and substantive laws of California existing as of the date of execution without regard to principles of conflicts of laws.

       13.2 Each Party to this Agreement has cooperated in its drafting and preparation. Hence, in any construction to be made of this Agreement, the same shall not be construed against any Party on the basis that such Party was the drafter.

       13.3 Should any provision of this Agreement be declared or determined by any court to be illegal or invalid as a result of any action or proceeding the validity of the remaining parts, terms, or provisions shall not be affected thereby and any said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

       13.4 This Agreement sets forth the entire agreement between the Parties hereto relating to the subject matters herein, and to the extent that it may conflict with or contradict any such agreements or


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   understandings, fully supersedes any and all prior agreements or understandings between the Parties hereto, if any, pertaining to the subject matter hereof. This Agreement may be amended only be a writing signed by all Parties and their respective attorneys.

       13.5 The titles of the various paragraphs are intended solely for convenience of reference, and are not intended and shall not be deemed for any purpose whatsoever to modify, explain or place any construction upon any of the provisions of this Agreement and shall not affect the meaning or interpretation of this Agreement.

       13.6 In any action brought to enforce any provision(s) of this agreement, in addition to any other relief granted, the prevailing Party shall recover its reasonable costs of enforcement, including without limitation, costs and reasonable attorneys fees incurred therein as provided by California Civil Code Section 1717.

       13.7 This Agreement may be executed in multiple copies and by separate counterparts and each such signed copy shall be deemed an original hereof.

   WHEREFORE, the parties hereto execute this Agreement in the City of Irvine, County of Orange, State of California as of the date first above written.

Applied Data Communications            MultiMedia Disk Duplicators
a Delaware corporation                 a California Limited Partnership

By /s/ Walter J. Kane                  By /s/ Thomas Garlock
  ---------------------------------       ---------------------------------
    Walter J. Kane                          Thomas Garlock, President
                                            MultiMedia Finance Corporation
                                            General Partner

Walter J. Kane                         Star Media Partners, L.P.
                                       A California Limited Partnership

    /s/ Walter J. Kane                 By /s/ Thomas Garlock
-----------------------------------      ---------------------------------
                                            Thomas Garlock, President
                                            Media Capital Associates, Inc
                                            General Partner


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